UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

655 Montgomery Street, Suite 900 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 1, 2016, Amarantus BioScience Holdings, Inc. (the “Company”) was issued a convertible note (the “Note”) from Theranostic Health, Inc. (“THI”) in exchange for $400,000. The Company provided the financing evidenced by the Note in order to facilitate the proposed acquisition by Avant Diagnostics, Inc. (“Avant”) of the assets and certain liabilities of THI. In a concurrent transaction, the Company has entered into a non-binding letter of intent to sell its wholly-owned subsidiary, Amarantus Diagnostics, Inc. to Avant for 80 million shares of common stock of Avant.

The Note matures on February 28, 2017 and bears interest at 8% per annum payable at maturity in cash. The Note is convertible at any time at the option of the Company into shares of common stock of THI at a conversion price of $40.64 per share. The Note shall automatically convert into shares of common stock of THI upon a change of control of THI. It is expected that the Note will be assumed by Avant upon consummation of the transaction with THI. The conversion price of the Note is subject to weighted average anti-dilution price protection if the dilutive issuances are for less than $1 million and full ratchet anti-dilution protection if the dilutive issuances are for more than $1 million. The Note has events of default in for any default in the payment of principal or interest when due and for bankruptcy.

The foregoing is only a summary of the material terms of the Note. The foregoing description of the Note is qualified in its entirety by reference to the Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01 Other Items.

  On March 7, 2016, the Company issued a press release announcing announced that it has jointly entered into a letter of intent with Avant and THI for Avant to acquire assets and certain liabilities of THI , adding key CLIA laboratory and intellectual property capabilities to Avant’s previously announced non-binding letter of intent to merge with Amarantus Diagnostics, Inc. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Note from Theranostics Health, Inc.

99.1	Amarantus Bioscience Holdings, Inc. Press Release, dated March 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: March 7, 2016	By:	/s/ Gerald E. Commissiong
	Name:	Gerald E. Commissiong
	Title:	Chief Executive Officer

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